As filed with the Securities and Exchange Commission on March 25, 2016

Registration No. 333-168538, No. 333-176109, No. 333-181816,

No. 333-187823, No, 333-196502, No. 333-204890

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-168538

REGISTRATION STATEMENT NO. 333-176109

REGISTRATION STATEMENT NO. 333-181816

REGISTRATION STATEMENT NO. 333-187823

REGISTRATION STATEMENT NO. 333-196502

REGISTRATION STATEMENT NO. 333-204890

UNDER THE SECURITIES ACT OF 1933

REALD INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0620426
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

100 N. Crescent Drive, Suite 200

Beverly Hills, California 90210

(310) 385-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

REALD INC. 2004 AMENDED AND RESTATED STOCK INCENTIVE PLAN

REALD INC. 2010 STOCK INCENTIVE PLAN

REALD INC. 2010 STOCK INCENTIVE PLAN, AS RESTATED

REALD INC. 2011 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Michael V. Lewis

Chief Executive Officer

RealD Inc.

100 N. Crescent Drive, Suite 200

Beverly Hills, California 90210

(310) 385-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Latham & Watkins LLP 355 South Grand Avenue Los Angeles, California, 90071 Facsimile: (213) 891-8763 Attn: Jason Silvera, Esq.	Andrew A. Skarupa Chief Financial Officer Vivian W. Yang, Esq. Executive Vice President and General Counsel RealD Inc. 100 N. Crescent Drive, Suite 200 Beverly Hills, California 90210 (310) 385-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐      Large accelerated filer

☒     Accelerated filer

☐      Non-accelerated filer (Do not check if a smaller reporting company)

☐      Smaller reporting company

DEREGISTRATION

These Post-Effective Amendments relate to the following registration statements on Form S-8 (collectively the “Registration Statements”) previously filed by RealD Inc. (the “Company”) with the Securities and Exchange Commission: (1) Registration Statement No. 333-168538 filed on August 4, 2010, pertaining to the offering by the Company of up to an aggregate of 9,088,810 shares of the Company’s common stock, par value $0.0001 per share (“the Common Stock”) to be issued under (i) the RealD Inc. 2004 Amended and Restated Stock Incentive Plan and (ii) the RealD Inc. 2010 Stock Incentive Plan, (2) Registration Statement No. 333-1761091 filed on August 5, 2011, pertaining to the offering of up to an aggregate of 2,450,400 shares of Common Stock under (i) the RealD Inc. 2010 Stock Incentive Plan, as restated and (ii) the RealD Inc. 2011 Employee Stock Purchase Plan, (3) Registration Statement No. 333-181816 filed on May 31, 2012, pertaining to the offering of up to 2,178,750 shares of Common Stock under the RealD Inc. 2010 Stock Incentive Plan, as restated, (4) Registration Statement No. 333-187823 filed on April 9, 2013, pertaining to the offering of up to 2,008,109 shares of Common Stock under the RealD Inc. 2010 Stock Incentive Plan, as restated, (5) Registration Statement No. 333-196502 filed on June 3, 2014, pertaining to the offering of up to 1,970,372 shares of Common Stock under the RealD Inc. 2010 Stock Incentive Plan, as restated, and (6) Registration Statement No. 333-204890 filed on June 11, 2015, pertaining to the offering of up to 2,012,778 shares of Common Stock under the RealD Inc. 2010 Stock Incentive Plan, as restated.

On March 22, 2016, pursuant to the Agreement and Plan of Merger entered into on November 8, 2015 (the “Merger Agreement”), by and among Rhombus Cinema Holdings, LP (formerly Rhombus Cinema Holdings, LLC), a Delaware limited partnership (“Purchaser”), Rhombus Merger Sub, Inc., a Delaware corporation and indirect, wholly owned subsidiary of Purchaser (“Merger Sub”), and the Company, Merger Sub merged with and into the Company with the Company surviving as an indirect, wholly owned subsidiary of Purchaser.

In connection with the transactions contemplated by the Merger Agreement, the offering of the Company’s securities pursuant to the Registration Statements has been terminated as of the date hereof. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering subject to the Registration Statements, the Company hereby removes from registration all securities registered under the Registration Statements that remain unsold.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments No. 1 to the Registration Statements to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Los Angeles, State of California the 25th day of March, 2016.

REALD INC.

By:	/s/ Vivian W. Yang
Name: Vivian W. Yang
Title: Executive Vice President and General Counsel

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933.

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